EXHIBIT 4

                                 NORMAN L. SIRAK
                                 ATTORNEY AT LAW

Member, D.C. Bar Association                            (330)588-9818
Member Ohio Bar Association                        FAX (330) 588-8802


                                 October 15, 1996

     DigiMedia USA, Inc.
     2454 Northeast 13th Avenue
     Fort Lauderdale, Florida 33305

         Ref. : Form S-8 / Consultant Contracts

     To Whom It May Concern:

         Reference is made to your proposed registration of 606,538 shares of Common Stock of your company as contemplated by the Registration Statement on Form S-8 filed by DigiMedia USA, Inc. with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         I have examined the Consultant Contracts and the Option Agreement which accompanies said contracts. I am also familiar with the Articles of incorporation and the By-Laws of the Company and in particular, Section
4.6 of the By-Laws.

         Based upon the foregoing, it is my opinion that after the Registration Statement shall have become effective and the shares shall have been issued and delivered as described in the Consultant Contracts and the documents related to it, such shares of Common Stock will be validly issued, fully paid and non-assessable.

         Consent is hereby given to the use of this Opinion as part of the Registration Statement referred to above.

     Sincerely,


     Norman L. Sirak


PO. Box 7458, Canton. Ohio 44705-1535 Baycrest Or N.W., Canton, Ohio 44708